CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Buffered Performance Leveraged Upside	$5,000,000	$622.50
Securities due 2023

May 2018

Pricing Supplement No. 588
Registration Statement Nos. 333-221595; 333-221595-01
Dated May 9, 2018
Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 15.98% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. The payment at maturity on the Buffered PLUS will be based on the value of the worst performing of the S&P 500® Index and the Russell 2000® Index, which we refer to as the underlying indices. The initial average index value for each underlying index will be equal to the arithmetic average of the respective index closing value on each of the initial averaging dates. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the respective index closing value on each of the final averaging dates, as further described below. At maturity, if the final average index values of both underlying indices are greater than or equal to their respective downside threshold values, each of which is equal to 84.02% of the respective initial average index value, investors will receive the stated principal amount of their investment plus a leveraged upside return based on the performance of the worst performing underlying index relative to its respective downside threshold value, subject to the maximum payment at maturity. However, if either underlying index has declined to below its respective downside threshold value, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 15.98% of the stated principal amount. Investors may lose up to 84.02% of the stated principal amount of the Buffered PLUS. Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold value will result in a loss of some or a significant portion of your investment, even if the other underlying index has appreciated or has not declined as much. These long-dated Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk their principal, risk exposure to the worst performing of two underlying indices and forgo current income and upside above the maximum payment at maturity in exchange for the upside leverage and buffer features that in each case apply to a limited range of performance of the underlying indices. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	May 18, 2023
Underlying indices:	S&P 500® Index (the “SPX Index”) and Russell 2000® Index (the “RTY Index”)
Aggregate principal amount:	$5,000,000
Payment at maturity per Buffered PLUS:

If the final average index value of each underlying index is greater than or equal to its respective downside threshold value,

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final average index value of either underlying index is less than its respective downside threshold value, meaning the value of either underlying index has declined by more than the buffer amount of 15.98% from its respective initial average index value to its respective final average index value:

$10 x (index performance factor of the worst performing underlying index + 15.98%)

Because the index performance factor of the worst performing underlying index will be less than -15.98% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1.598 per Buffered PLUS.

Leveraged upside payment:	$10 × leverage factor × index strike return of the worst performing underlying index
Leverage factor:	147.50%
Maximum payment at maturity:	$15.90 per Buffered PLUS (159% of the stated principal amount)
Index strike return:	With respect to each underlying index, (final average index value – downside threshold value) / initial average index value
Worst performing underlying index:	The underlying index with the lesser index performance factor
Index performance factor	With respect to each underlying index, final average index value / initial average index value
Initial average index value:

With respect to the SPX Index, the arithmetic average of the index closing value of such index on each of the initial averaging dates

With respect to the RTY Index, the arithmetic average of the index closing value of such index on each of the initial averaging dates

Initial averaging dates:	There are 14 weekly initial averaging dates, as set forth below. The initial averaging dates for each underlying index are subject to postponement for non-index business days and certain market disruption events.

Initial Averaging Date #	Initial Averaging Date	Initial Averaging Date #	Initial Averaging Date
1	May 9, 2018 (pricing date)	8	June 28, 2018
2	May 16, 2018	9	July 6, 2018
3	May 23, 2018	10	July 13, 2018
4	May 31, 2018	11	July 20, 2018
5	June 7, 2018	12	July 27, 2018
6	June 14, 2018	13	August 3, 2018
7	June 21, 2018	14	August 7, 2018

Final average index value:	With respect to each underlying index, the arithmetic average of the index closing value of such index on each of the final averaging dates
Final averaging dates:	With respect to each underlying index, each index business day on which there is no market disruption event with respect to such underlying index during the approximately 3-month period from and including February 15, 2023 to and including May 15, 2023.
Buffer amount:	15.98%
Minimum payment at maturity	$1.598 per Buffered PLUS
Downside threshold value:	With respect to the SPX Index, 84.02% of the initial average index value of such index With respect to the RTY Index, 84.02% of the initial average index value of such index
Stated principal amount / Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:	May 9, 2018
Original issue date:	May 14, 2018 (3 business days after the pricing date)
CUSIP / ISIN:	61768Q346 / US61768Q3469
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$9.745 per Buffered PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Buffered PLUS	$10	$0.05(1)
		$0.025(2)	$9.925
Total	$5,000,000	$37,500	$4,962,500

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.05 for each Buffered PLUS they sell. See "Supplemental information regarding plan of distribution; conflicts of interest." For additional information, see "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.025 for each Buffered PLUS.

(3)	See “Use of proceeds and hedging” on page 18.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Buffered PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2017    Index Supplement dated November 16, 2017    Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

Investment Summary

The Buffered PLUS Based on the Value of the Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying indices that enhances returns for a certain range of performance of the worst performing underlying index if the final average index value of each underlying index is greater than or equal to its respective downside threshold value, subject to the maximum payment at maturity

▪	To potentially outperform the worst performing of the S&P 500® Index and the Russell 2000® Index in a moderately bullish or moderately bearish environment by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the worst performing underlying index.

Maturity:	Approximately 5 years
Leverage factor:	147.50% (applicable only if the final average index value of each underlying index is greater than its respective downside threshold value).
Maximum payment at maturity:	$15.90 per Buffered PLUS (159% of the stated principal amount)
Buffer amount:	15.98%, with 1-to-1 downside exposure below the buffer
Minimum payment at maturity:	$1.598 per Buffered PLUS (15.98% of the stated principal amount). Investors may lose up to 84.02% of the stated principal amount of the Buffered PLUS.
Coupon:	None

The original issue price of each Buffered PLUS is $10. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $10. We estimate that the value of each Buffered PLUS on the pricing date is $9.745.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the maximum payment at maturity and the downside threshold values, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged exposure to the worst performing of the S&P 500® Index and the Russell 2000® Index to the extent that the final average index value of such index is greater than its respective downside threshold value, subject to the maximum payment at maturity. The initial average index value for each underlying index will be equal to the arithmetic average of the respective index closing value on each of the initial averaging dates. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. At maturity, if the final average index value of each underlying index is greater than its respective downside threshold value, investors will receive the stated principal amount of their investment plus a leveraged upside return based on the performance of the worst performing underlying index relative to its downside threshold value, subject to the maximum payment at maturity. However, if either of the underlying indices depreciates in value beyond its respective downside threshold value, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 84.02% of the stated principal amount of the Buffered PLUS.

Leveraged Performance Up to a Cap	The Buffered PLUS offer investors an opportunity to receive a leveraged upside return based on the performance of the worst performing underlying index relative to its respective downside threshold value, subject to the maximum payment at maturity, if the final average index value of each underlying index is greater than its respective downside threshold value.
Upside Scenario	The final average index values of both underlying indices are greater than their respective downside threshold values and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 147.50% of the index strike return of the worst performing underlying index, subject to the maximum payment at maturity of $15.90 per Buffered PLUS (159% of the stated principal amount).
Downside Scenario

Either underlying index declines in value by more than 15.98%, and the Buffered PLUS redeem for less than the stated principal amount, by an amount that is proprotionate to the percentage decrease of the worst performing underlying index from its respective initial average index value, plus the buffer amount of 15.98%. (Example: if the worst performing underlying index decreases in value by 35%, the Buffered PLUS will redeem for $8.098, or 80.98% of the stated principal amount.) The minimum payment at maturity is $1.598 per Buffered PLUS.

Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold value will result in a loss of some or a significant portion of your investment, even if the other underlying index has appreciated or has not declined as much. You could lose up to 84.02% of your investment.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the payment at maturity on the Buffered PLUS. The following examples are for illustrative purposes only. The actual initial average index value and downside threshold value for each underlying index will be determined after the last initial averaging date. The payment at maturity on the Buffered PLUS is subject to our credit risk. The below examples are based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	147.50%
Maximum payment at maturity:	$15.90 per Buffered PLUS (159% of the stated principal amount)
Hypothetical downside threshold value:

With respect to the SPX Index: 2,100.50, 84.02% of the respective hypothetical initial average index value

With respect to the RTY Index: 1,008.24, 84.02% of the respective hypothetical initial average index value

Hypothetical initial average index value:	With respect to the SPX Index: 2,500 With respect to the RTY Index: 1,200
Buffer amount:	15.98%
Minimum payment at maturity:	$1.598 per Buffered PLUS

EXAMPLE 1: Both underlying indices appreciate significantly and so investors receive only the maximum payment at maturity.

Final average index value		SPX Index: 4,350.50
RTY Index: 1,968.24
Index strike return		SPX Index: (4,350.50 – 2,100.50) / 2,500 = 90% RTY Index: (1,968.24 – 1,008.24) / 1,200 = 80%
Payment at maturity	=	$10 + leveraged upside payment, subject to the maximum payment at maturity
	=	$10 + ($10 × leverage factor × index strike return of the worst performing underlying index), subject to the maximum payment at maturity
	=	$10 + ($10 × 147.50% × 80%), subject to the maximum payment at maturity
	=	maximum payment at maturity of $15.90 per Buffered PLUS

In example 1, the final average index values of both the SPX Index and the RTY Index are significantly greater than their respective downside threshold values. The SPX Index has an index strike return of 90%, while the RTY Index has an index strike return of 80%. Therefore, investors receive at maturity the stated principal amount plus 147.50% of the index strike return of the worst performing underlying index, subject to the maximum payment at maturity of $15.90 per Buffered PLUS. Under the terms of the Buffered PLUS, investors will realize the maximum payment at maturity at a final average index value of the worst performing underlying index of 124.02% of its respective initial average index value. Therefore, in this example, investors receive only the maximum payment at maturity of $15.90 per stated principal amount, even though both underlying indices have appreciated significantly.

EXAMPLE 2: The final average index values of both underlying indices are greater than or equal to their respective downside threshold values, and investors receive the stated principal amount plus the leveraged upside payment, calculated based on the index strike return of the worst performing underlying index.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

Final average index value		SPX Index: 2,350.50
RTY Index: 1,488.24
Index strike return		SPX Index: (2,350.50 – 2,100.50) / 2,500 = 10% RTY Index: (1,488.24 – 1,008.24) / 1,200 = 40%
Payment at maturity	=	$10 + leveraged upside payment, subject to the maximum payment at maturity
	=	$10 + ($10 × leverage factor × Index strike return of the worst performing underlying index), subject to the maximum payment at maturity
	=	$10 + ($10 × 147.50% × 10%), subject to the maximum payment at maturity
	=	$11.4750

In example 2, the final average index values of both the SPX Index and the RTY Index are greater than their downside threshold values. The SPX Index has an index strike return of 10%, while the RTY Index has an index strike return of 40%. Therefore, investors receive at maturity the stated principal amount plus 147.50% of the index strike return of the worst performing underlying index, which is the SPX Index in this example. Investors receive $11.4750 per Buffered PLUS at maturity.

EXAMPLE 3: One underlying index appreciates while the other declines over the term of the Buffered PLUS, and the final average index value of the worst performing underlying index is less than its respective downside threshold value. Investors are therefore exposed to the negative performance of the worst performing underlying index, and will lose 1% for every 1% decline beyond the buffer amount of 15.98%.

Final average index value		SPX Index: 3,000
RTY Index: 480
Index performance factor		SPX Index: 3,000 / 2,500 = 120% RTY Index: 480 / 1,200 = 40%
Payment at maturity	=	$10 × (index performance factor of the worst performing index + 15.98%)
	=	$10 x (40% + 15.98%)
	=	$5.598

In example 3, the final average index value of the SPX Index is greater than its downside threshold value, while the final average index value of the RTY Index has declined below its downside threshold value. The SPX Index has appreciated while the RTY Index has depreciated by 60%. Under these circumstances, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the worst performing underlying index from its initial average index value, plus the buffer amount of 15.98%. In this example, investors receive a payment at maturity equal to $5.598 per Buffered PLUS, resulting in a loss of 44.02%.

EXAMPLE 4: Both underlying indices decline below their respective downside threshold values, and investors are therefore exposed to the negative performance of the worst performing underlying index, and will lose 1% for every 1% decline beyond the buffer amount of 15.98%.

Final average index value	SPX Index: 750
RTY Index: 480
Index performance factor	SPX Index: 750 / 2,500 = 30% RTY Index: 480 / 1,200 = 40%

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

Index performance factor		SPX Index: 750 / 2,500 = 30% RTY Index: 480 / 1,200 = 40%
Payment at maturity	=	$10 × (index performance factor of the worst performing index + 15.98%)
	=	$10 × (30% + 15.98%)
	=	$4.598

In example 4, the final average index values of both the SPX Index and the RTY Index are less than their respective downside threshold values. The SPX Index has declined by 70% while the RTY Index has declined by 60%. Therefore, investors are exposed to the negative performance of the SPX Index, which is the worst performing underlying index in this example. Investors receive a payment at maturity of $4.598.

Because the payment at maturity of the Buffered PLUS is based on the worst performing of the underlying indices, a decline in either underlying index below its respective downside threshold value will result in a loss of some or a significant portion of your investment, even if the other underlying index has appreciated or has not declined as much. You could lose up to 84.02% of your investment in the Buffered PLUS.

In addition, the initial average index value for each underlying index will be equal to the arithmetic average of the respective index closing value on each of the initial averaging dates, and the final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. See “Risk Factors—“You will not know the initial average index value for either underlying index on the pricing date; the value of either underlying index on one or more initial averaging dates may adversely affect the relevant initial average index value” and “The amount payable on the Buffered PLUS is based on the arithmetic average of the closing values of the underlying indices on each of the final averaging dates during the approximately 3-month period from and including February 15, 2023 to and including May 15, 2023, and therefore the payment at maturity may be less than if it were based solely on the closing values on the final averaging date.”

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Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15.98% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 15.98% of the principal amount at maturity. At maturity, you will receive for each $10 stated principal amount of Buffered PLUS that you hold an amount in cash based upon the final average index value of each underlying index. The initial average index value for each underlying index will be equal to the arithmetic average of the respective index closing value on each of the initial averaging dates. The final average index value for each underlying index, which will be used to determine the worst performing underlying index and to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. If the final average index value of either underlying index is less than 84.02% of its respective initial average index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing value of the worst performing underlying index from its initial average index value, plus $1.598 per Buffered PLUS. Accordingly, investors may lose up to 84.02% of the stated principal amount of the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $15.90 per Buffered PLUS, or 159% of the stated principal amount. Although the leverage factor provides leveraged upside returns if the final average index value of each underlying index is above its respective downside threshold value, because the payment at maturity will be limited to 159% of the stated principal amount for the Buffered PLUS, any increase in the final average index value of the worst performing underlying index over its initial average index value by more than 24.02% of its initial average index value will not further increase the return on the Buffered PLUS.

▪	You are exposed to the price risk of both underlying indices. Your return on the Buffered PLUS is not linked to a basket consisting of both underlying indices. Rather, it will be based upon the independent performance of each underlying index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices. Poor performance by either underlying index over the term of the Buffered PLUS will negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying index. If the final average index value of either underlying index declines to below 84.02% of its respective initial average index value, you will be exposed to the negative performance of the worst performing underlying index at maturity, even if the other underlying index has appreciated or has not declined as much. Accordingly, your investment is subject to the price risk of both underlying indices.

▪	Because the Buffered PLUS are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Buffered PLUS were linked to just one underlying index. The risk that you will suffer a loss on your investment is greater if you invest in the Buffered PLUS as opposed to substantially similar Buffered PLUS that are linked to the performance of just one underlying index. With two underlying indices, it is more likely that the final average index value of either underlying index will decline to below its respective downside threshold value than if the Buffered PLUS were linked to only one underlying index. Therefore, it is more likely that you will suffer a loss on your investment.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the value, volatility and dividend yield of the underlying indices, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Buffered PLUS will be affected by the other factors described above. The levels of the underlying indices may be, and have recently been, extremely volatile, and we can give you

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Principal at Risk Securities

no assurance that the volatility will lessen.  See “S&P 500® Index Overview” and “Russell 2000® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The Buffered PLUS are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the Buffered PLUS are linked to the value of small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	You will not know the initial average index value for either underlying index on the pricing date; the value of either underlying index on one or more initial averaging dates may adversely affect the relevant initial average index value. Because the initial average index value for each underlying index is calculated over weekly initial averaging dates during an approximately 3-month period from and including the pricing date, the initial average index values will not be determined until the last initial averaging date, and, accordingly, you will not know the initial average index value for either underlying index on the pricing date. It is possible that either underlying index may increase in value over the initial averaging dates, which will increase the initial average index value of such underlying index. The initial average index value of either underlying index may be higher than if it were based on the closing value of such underlying index on the pricing date or on other dates. Investing in the Buffered PLUS in not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying indices.

▪	The amount payable on the Buffered PLUS is based on the arithmetic average of the closing values of the underlying indices on each of the final averaging dates during the approximately 3-month period from and including February 15, 2023 to and including May 15, 2023, and therefore the payment at maturity may be less than if it were based solely on the closing values on the final averaging date. The amount payable at maturity will be calculated by reference to the average of the closing values of the underlying indices on the averaging dates during the period from and including February 15, 2023 to and including May 15, 2023. Therefore, in calculating the final

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average index value of each underlying index, positive performance of such underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value of each underlying index, calculated based on the closing values of such underlying index on each of the final averaging dates, may be less than the closing values of such underlying index on the final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the closing values of the underlying indices on the final averaging date. Investing in the Buffered PLUS is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying indices.

▪	Investing in the Buffered PLUS is not equivalent to investing in either underlying index. Investing in the Buffered PLUS is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪	Adjustments to the underlying indices could adversely affect the value of the Buffered PLUS. The publisher of either underlying index may add, delete or substitute the stocks constituting such underlying index or make other methodological changes that could change the value of such underlying index. The publisher of either underlying index may discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-

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standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying indices or its component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. MS & Co. and some of our other affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the initial averaging dates could potentially increase the initial average index value of an underlying index, and, therefore, could increase the level at or above which such underlying index must close on the final averaging dates so that investors do not suffer a loss on their initial investment in the Buffered PLUS (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the final averaging dates, could adversely affect the closing value of underlying index on the final averaging dates, and, accordingly, the amount of cash an investor will receive at maturity (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial average index values, the downside threshold values and the final average index values, and will calculate the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a market disruption event or discontinuance of the underlying indices. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Buffered PLUS if they were recharacterized as debt instruments. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

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In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on May 9, 2018:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	2,697.79
52 Weeks Ago:	2,396.92
52 Week High (on 1/26/2018):	2,872.87
52 Week Low (on 5/17/2017):	2,357.03

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2013 through May 9, 2018. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on May 9, 2018 was 2,697.79. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2013 to May 9, 2018

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S&P 500® Index	High	Low	Period End
2013
First Quarter	1,569.19	1,457.15	1,569.19
Second Quarter	1,669.16	1,541.61	1,606.28
Third Quarter	1,725.52	1,614.08	1,681.55
Fourth Quarter	1,848.36	1,655.45	1,848.36
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter (through May 9, 2018)	2,708.64	2,581.88	2,697.79

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P Dow Jones LLC. See “S&P 500® Index” in the accompanying index supplement.

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Russell 2000® Index Overview

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

Information as of market close on May 9, 2018:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,596.053
52 Weeks Ago:	1,391.864
52 Week High (on 1/23/2018):	1,610.706
52 Week Low (on 5/17/2017):	1,355.889

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2013 through May 9, 2018. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter in the same period. The closing value of the RTY Index on May 9, 2018 was 1,596.053. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.

RTY Index Daily Closing Values January 1, 2013 to May 9, 2018

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Russell 2000® Index	High	Low	Period End
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter	1,192.960	1,095.986	1,192.960
Third Quarter	1,208.150	1,101.676	1,101.676
Fourth Quarter	1,219.109	1,049.303	1,204.696
2015
First Quarter	1,266.373	1,154.709	1,252.772
Second Quarter	1,295.799	1,215.417	1,253.947
Third Quarter	1,273.328	1,083.907	1,100.688
Fourth Quarter	1,204.159	1,097.552	1,135.889
2016
First Quarter	1,114.028	953.715	1,114.028
Second Quarter	1,188.954	1,089.646	1,151.923
Third Quarter	1,263.438	1,139.453	1,251.646
Fourth Quarter	1,388.073	1,156.885	1,357.130
2017
First Quarter	1,413.635	1,345.598	1,385.920
Second Quarter	1,425.985	1,345.244	1,415.359
Third Quarter	1,490.861	1,356.905	1,490.861
Fourth Quarter	1,548.926	1,464.095	1,535.511
2018
First Quarter	1,610.706	1,463.793	1,529.427
Second Quarter (through May 9, 2018)	1,596.053	1,492.531	1,596.053

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

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Additional Information About the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Underlying index publishers:	With respect to the SPX Index, S&P Dow Jones Indices LLC With respect to the RTY Index, FTSE Russell
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Final averaging dates:	If any scheduled final averaging date, including May 15, 2023, is not an index business day with respect to either underlying index or if a market disruption event occurs on any final averaging date with respect to either underlying index, such day will not be counted for the purposes of calculating the final average index value solely for such affected underlying index.
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Tax considerations:	Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.
Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the

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Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2019 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the initial averaging dates, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in stocks of the underlying indices, futures and/or options contracts on the underlying indices, any component stocks of the underlying indices listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could

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potentially increase the initial average index value of either underlying index, and therefore could increase the value at or above which such underlying index must close on the final averaging dates so that investors do not suffer a loss on their initial investment in the Buffered PLUS (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the averaging dates, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent adjustments to the hedge as the final averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of either underlying index and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than

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Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

“adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Buffered PLUS will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments. The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS. The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)  the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Buffered PLUS should consult and rely on their own counsel and advisers as to whether an investment in the Buffered PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Buffered PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.05 for each Buffered PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.025 for each Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Buffered PLUS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Buffered PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of Worst Performing of the S&P 500® Index and the Russell 2000® Index due May 18, 2023

Principal at Risk Securities

of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL and Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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